Exhibit 99.1

Where Food Comes From, Inc. Reports 2025 Second Quarter Financial Results

Second Quarter Highlights – 2025 vs. 2024

●	Verification and certification revenue: $5.33M vs. $5.25M
●	Product sales: $964,000 vs. $819,000
●	Total revenue: $6.6M vs. $6.4M
●	Net income: $562,000 vs. $489,000
●	Diluted EPS: $0.11 vs. $0.09
●	Stock buybacks: 24,481 shares

Six Month Highlights – 2025 vs. 2024

●	Verification and certification revenue: $9.5M vs. $9.7M
●	Product sales: $1.7M vs. $1.6M
●	Total revenue: $11.8M vs. $12.0M
●	Net income: $593,000 vs. $667,000
●	Diluted EPS: $0.11 vs. $0.12
●	Cash generated from operations: $1.8M vs. $1.9M
●	Cash & cash equivalents: $3.2M vs. $2.0M at 2024 year-end
●	Stock buybacks: 55,826 shares
●	Total buybacks since plan inception plus private purchases: 1,247,462 shares at purchase price of approximately $13.6 million
●	$14.6M in total value returned to stockholders via buybacks, private purchases and a special dividend since 2019

In Subsequent Event, Company Sells Interest in Progressive Beef for $1.8 Million in Cash and Return of 12,585 Shares of WFCF Common Stock, Further Reducing Number of Outstanding Shares

CASTLE ROCK, Colo., Aug. 07, 2025 (GLOBE NEWSWIRE) — Where Food Comes From, Inc. (WFCF) (Nasdaq: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced financial results for its second quarter and six-month period ended June 30, 2025.

“Second quarter revenue was up 3% year over year despite ongoing headwinds related to smaller cattle herd sizes that have reduced beef verification activity. The revenue increase was driven by increasing demand for our other verification services, especially our CARE Certified and UpCycled programs, as well as an increase in hardware sales due to growing customer preferences for value-add tags,” said John Saunders, chairman and CEO. “Our gross margins were negatively impacted by increased compensation expense due to a very competitive labor market as well as increased costs of hardware. Second quarter net income, inclusive of a $172,000 gain in fair market value of digital assets, was up 15% year over year to $562,000, or $0.11 per share.

Saunders noted several additional recent highlights, including:

●	Expansion of the Company’s retail labeling program with the addition to two major retailers now featuring CARE Certified beef products in stores spanning from Hawaii to the East Coast. These customers join a growing movement of retailers responding to consumer demand for responsibly produced food and further expand the availability of beef that meets rigorous sustainability standards. The Company expects the rollout to include more than 110 retail locations by year-end with potential to add additional stores for these customers in 2026. Certain beef products will also display WFCF Source Verified and Non-hormone Treated labeling, reinforcing transparency and trust in the food supply chain.
●	Continued buildout of the Company’s Artificial Intelligence tools to improve efficiency and enhance customer experiences. We are investing in technical talent that is helping transform various aspects of our business operations and the delivery of customer solutions. These platform investments will position us to scale more efficiently and strengthen bottom line results over time.

●	On July 22, 2025, the Company sold its 10% interest Progressive Beef for $1.8 million in cash and the return of 12,585 shares of WFCF common stock. The interest was purchased in 2018 for approximately $1.0 million in cash and stock. This sale has the immediate effect of strengthening WFCF’s balance sheet, providing greater financial flexibility to pursue other growth initiatives and support its stock buyback program. The $1.8 million in sale proceeds will be booked $0.8 million as a gain on sale of investment and $1.0 million to write off the asset on the balance sheet. Progressive Beef paid WFCF $1.6 million in dividends since 2018 and will continue to be a customer for WFCF’s auditing services.
●	The Company bought back 55,826 shares of stock through the first six months of 2025, raising to 1,247,462 the total number of shares removed from the float through buybacks and private purchases since 2019. These buybacks, combined with a special dividend, represent $14.6 million in value returned to shareholders over the past six years.

Second Quarter Results – 2025 vs. 2024

Total revenue in the second quarter ended June 30, 2025, increased to $6.6 million from $6.4 million.

●	Verification and certification services up slightly to $5.33 million from $5.25 million.
●	Product revenue increased to $964,000 from $819,000.
●	Professional services revenue of $266,000 vs. $324,000.

Gross profit was lower at $2.5 million vs. $2.7 million, primarily reflecting increased compensation expense and hardware costs.

Selling, general and administrative expense decreased slightly to $1.9 million from $2.1 million due to lower marketing and trade show expense in the period.

Net income increased to $562,000, or $0.11 per diluted share, from $489,000, or $0.09 per diluted share, due to a $172,000 gain in fair market value of digital assets.

The Company bought back 24,481 shares of its common stock in the second quarter.

Six Month Results – 2025 vs. 2024

Total revenue through six months decreased to $11.8 million from $12.0 million in the same period last year.

●	Verification and certification services was $9.5 million vs. $9.7 million.
●	Product revenue was $1.7 million vs. $1.6 million.
●	Professional services revenue was $655,000 vs. $739,000.

Gross profit through six months declined to $4.7 million from $5.0 million.

SG&A expense decreased to $4.0 million from $4.1 million.

Net income year-to-date, inclusive of a $96,000 net gain in fair market value of digital assets, was $593,000, or $0.11 per diluted share, vs. net income of $667,000, or $0.12 per diluted share, in the same period last year.

The Company generated $1.8 million in cash from operations in the first six months vs. $1.9 million in the same period last year.

Year-to-date stock buybacks totaled 55,826 shares.

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Call-in numbers for the conference call:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference Code: 13755159

Phone replay:

A telephone replay of the conference call will be available through August 21, 2025, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13755159

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. Through proprietary technology and patented business processes, the Company estimates that it supports more than 17,500 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services. Where Food Comes From solutions are used to verify food claims, optimize production practices and enable food supply chains with analytics and data driven insights. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program uses web-based customer education tools to connect consumers to the sources of the food they purchase, increasing meaningful consumer engagement for our clients.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership, expectations to continue buying back stock, build AI tools and enhance the technology platform, scale efficiently and strengthen bottom line results; and demand for, and impact and efficacy of, the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for 2025 and the Company’s pace of stock buybacks are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Director Investor Relations

303-880-9000

jpfeiffer@wherefoodcomesfrom.com

Where Food Comes From, Inc.

Statements of Operations (Unaudited)

	Three months ended June 30,		Six months ended June 30,
(Amounts in thousands, except per share amounts)	2025	2024	2025	2024
Revenues:
Verification and certification service revenue	$5,332	$5,252	$9,514	$9,686
Product sales	964	819	1,666	1,552
Professional services	266	324	655	739
Total revenues	6,562	6,395	11,835	11,977
Costs of revenues:
Costs of verification and certification services	3,282	3,028	5,677	5,543
Costs of products	617	469	1,045	903
Costs of professional services	203	240	458	544
Total costs of revenues	4,102	3,737	7,180	6,990
Gross profit	2,460	2,658	4,655	4,987
Selling, general and administrative expenses	1,911	2,075	3,964	4,143
Income from operations	549	583	691	844
Other income/(expense):
Dividend income	50	100	50	100
Interest income	5	7	9	14
Fair market value gain on digital assets	172	-	96	-
Loss on foreign currency exchange	(3)	(2)	(3)	(4)
Interest expense	(1)	(1)	(2)	(2)
Income before income taxes	772	687	841	952
Income tax expense	210	198	248	285
Net income	$562	$489	$593	$667

Per share - net income:
Basic	$0.11	$0.09	$0.11	$0.12
Diluted	$0.11	$0.09	$0.11	$0.12

Weighted average number of common shares outstanding:
Basic	5,272	5,371	5,227	5,426
Diluted	5,283	5,388	5,240	5,444

Where Food Comes From, Inc.

Balance Sheets

	June 30,	December 31,
	2025	2024
(Amounts in thousands, except per share amounts)	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$3,201	$2,012
Accounts receivable, net of allowance	2,060	1,826
Inventory	1,112	1,002
Prepaid expenses and other current assets	742	705
Total current assets	7,115	5,545
Property and equipment, net	681	737
Right-of-use assets, net	2,017	2,067
Equity investments	1,191	1,191
Intangible and other assets, net	1,612	1,810
Digital assets	750	654
Goodwill, net	2,946	2,946
Deferred tax assets, net	312	356
Total assets	$16,624	$15,306

Liabilities and Equity
Current liabilities:
Accounts payable	$749	$468
Accrued expenses and other current liabilities	1,053	611
Deferred revenue	2,371	1,748
Current portion of finance lease obligations	14	15
Current portion of operating lease obligations	360	337
Total current liabilities	4,547	3,179
Finance lease obligations, net of current portion	19	25
Operating lease obligation, net of current portion	2,087	2,169
Total liabilities	6,653	5,373

Commitments and contingencies

Equity:
Common stock	5	7
Additional paid-in-capital	60	11,381
Treasury stock	(251)	(13,462)
Retained earnings	10,157	12,007
Total equity	9,971	9,933
Total liabilities and stockholders’ equity	$16,624	$15,306